QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[Letterhead of Rader & Coleman, P.L.]

October 12, 2004

IWT Tesoro Corporation
191 Post Road West, Suite 10
Westport, Connecticut 06880

Re:
IWT Tesoro Corporation
Form S-1 Registration Statement Amendment No. 1 (File No. 333-119278)

Gentlemen:

        We have acted as special counsel to IWT Tesoro Corporation, a Nevada corporation (the "Company"), in connection with the sale of up to 1,353,000 shares of Company common stock for resale by the holders thereof (the "Selling Stockholders") from time to time by any of the Selling Security holders. The registration of the resale of these shares includes 299,500 shares underlying warrants held by certain of the Selling Stockholders. All of these shares of Company common stock are being registered pursuant a registration statement filed with the Securities and Exchange Commission on Form S-1.

        In our capacity as such counsel to the Company, we have examined the original or certified copies of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

        We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Nevada and the federal laws of the United States of America.

        Based upon the foregoing, it is our opinion that:

        1.     The Company is a corporation organized and validly existing under the laws of the State of Nevada.

        2.     The Securities being sold pursuant to the Registration Statement, including up to 10,053,500 shares of common stock and 299,500 shares of common stock underlying warrants, have been duly authorized, and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-accessable.

        3.     When issued, the warrants to be sold pursuant to the Registration Statement will be legal, binding obligations of the Company pursuant to Nevada law

        It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

        We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules and regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinion set forth herein.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/  GAYLE COLEMAN

Rader and Coleman, P.L.

QuickLinks

  Exhibit 5.1
[Letterhead of Rader & Coleman, P.L.]